UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 5, 2009

Applied Materials, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-06920	94-1655526
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3050 Bowers Avenue
P.O. Box 58039
Santa Clara, CA	95052-8039
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 727-5555

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Entry into Separation Agreement with Thomas St. Dennis

In a Current Report on Form 8-K filed on September 21, 2009 with the Securities and Exchange Commission, Applied Materials, Inc. (“Applied”) reported that Thomas St. Dennis had announced his intention to resign from Applied, effective October 2, 2009. On October 5, 2009, Applied entered into a formal separation agreement and release (the “Agreement”) with Mr. St. Dennis. The Agreement provides Mr. St. Dennis with a right of revocation through and including October 12, 2009. If Mr. St. Dennis does not revoke the Agreement and it becomes effective, and assuming compliance with the Agreement, Mr. St. Dennis will receive a total of $1,035,000, payable in three installments: $369,000 on or before November 12, 2009, and $333,000 on each of October 1, 2010 and October 1, 2011. The Agreement also includes, among other terms, a general release in favor of Applied, as well as continued confidentiality, non-disparagement, non-solicitation and non-competition obligations by Mr. St. Dennis.

Provided Mr. St. Dennis does not revoke the Agreement, as of October 13, 2009, Mr. St. Dennis’ stock option covering a total of 200,000 shares of Applied common stock, and 82,500 performance shares that were earned but had not yet vested will vest immediately. This stock option, along with Mr. St. Dennis’ vested stock options, will remain outstanding and exercisable until the earlier of: (a) November 20, 2009 or (b) the expiration of the option’s maximum term. Except as otherwise amended by the Agreement, Mr. St. Dennis’ outstanding stock options and performance shares will continue to be subject to the same terms and conditions set forth in the applicable award agreements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Applied Materials, Inc.
(Registrant)

Dated: October 9, 2009

	By:	/s/ JOSEPH J. SWEENEY
Joseph J. Sweeney
Senior Vice President General Counsel and Corporate Secretary